CERTIFICATE OF AMENDMENT
TO THE
AGREEMENT AND DECLARATION OF TRUST
OF
FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND
WHEREAS, this amendment to the Agreement and Declaration of Trust, dated October 4, 2004 and as amended through the date hereof (the “Declaration of Trust”), of Fiduciary/Claymore MLP Opportunity Fund, a Delaware statutory trust (the “Trust”), has been approved by the Trustees in accordance with Section 11.3 thereof;

WHEREAS, pursuant to this Certificate of Amendment, the name of the Trust will be changed to “Fiduciary/Claymore Energy Infrastructure Fund”;

NOW, THEREFORE

1. Section 1.1 of the Declaration of Trust is hereby amended and restated in its entirety to read as follows:

1.1 Name.  This Trust shall be known as the "Fiduciary/Claymore Energy Infrastructure Fund" and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.

2. This Certificate of Amendment shall be effective as of the effective date of the Certificate of Amendment to the Certificate of Trust of the Trust, to be executed by a Trustee of the Trust and filed with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Certificate of Amendment as of the 8th day of November, 2018. This Certificate of Amendment may be executed in two or more counterparts that shall collectively constitute one and the same instrument.

/s/ Randall C. Barnes Randall C. Barnes Trustee	/s/ Donald A. Chubb, Jr. Donald A. Chubb, Jr. Trustee
/s/ Jerry B. Farley Jerry B. Farley Trustee	/s/ Roman Friedrich III Roman Friedrich III Trustee
/s/ Amy J. Lee Amy J. Lee Trustee	/s/ Ronald A. Nyberg Ronald A. Nyberg Trustee
/s/ Maynard F. Oliverius Maynard F. Oliverius Trustee	/s/ Ronald E. Toupin, Jr. Ronald E. Toupin, Jr. Trustee